UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Nordstrom, Inc.

(Name of Registrant as Specified In Its Charter)

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As previously disclosed, on December 22, 2024, Nordstrom, Inc., a Washington corporation (“Nordstrom”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Norse Holdings, Inc., a Delaware corporation (“Parent”), and Navy Acquisition Co. Inc., a Washington corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”). The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, Acquisition Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent.

On April 10, 2025, Nordstrom filed its definitive proxy statement on Schedule 14A (as it may be supplemented from time to time, the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the Company’s special meeting of shareholders (the “Special Meeting”) to be held in connection with transactions contemplated by the Merger Agreement. The Special Meeting is scheduled to be held on May 16, 2025 at 9:00 AM Pacific Time.

Explanatory Note

As previously disclosed in the Definitive Proxy Statement, on March 31, 2025, a Nordstrom shareholder filed a purported class action complaint relating to the Merger in the United States District Court for the Western District of Washington against Nordstrom, Parent, Acquisition Sub, Liverpool, and the members of the Nordstrom Board, which is captioned Gilbert v. Nordstrom, Inc. et al., No. 2:25-cv-00568 (W.D. Wash. Mar. 31, 2025) (the “Gilbert Complaint”). Additional information about the legal proceedings related to the Gilbert Complaint are set forth below under the heading “Litigation Relating to the Merger.”

Additionally, Nordstrom has received 15 letters (the “Shareholder Letters”) from certain purported shareholders of Nordstrom claiming certain allegedly material omissions in the Definitive Proxy Statement. Nordstrom believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law. However, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such actions, Nordstrom wishes to make supplemental disclosures related to the proposed Merger, which are set forth below under the heading “Supplementary Disclosures,” in response to the Shareholder Letters. Nothing in such supplemental disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth therein.

All paragraph headings and page references used herein refer to the headings and pages in the Definitive Proxy Statement before any additions or deletions resulting from the supplementary disclosures set forth herein or any other amendments or supplements, and certain capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. The supplemental information is identified below by bold underlined text. ~~Stricken-through~~ shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. Except as described herein, the information provided in the Definitive Proxy Statement continues to apply. To the extent that information herein differs from or conflicts with information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement.

Litigation Relating to the Merger

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Litigation Relating to the Merger” is hereby amended and supplemented by making the following changes on pages 125-126 of the Definitive Proxy Statement:

On March 31, 2025, a Nordstrom shareholder filed a purported class action complaint relating to the Merger in the United States District Court for the Western District of Washington (the “Court”) against Nordstrom, Parent, Acquisition Sub, Liverpool, and the members of the Nordstrom Board, which is captioned Gilbert v. Nordstrom, Inc. et al., No. 2:25-cv-00568 (W.D. Wash. Mar. 31, 2025) (the “Gilbert Complaint”).

The Gilbert Complaint seeks (i) a declaratory judgment that the Merger violates the Washington Moratorium Statute because the Merger Proposal is not conditioned on the approval of holders of two-thirds of Nordstrom’s outstanding shares excluding the shares owned by the Parent Parties, (ii) an injunction preventing consummation of the Merger unless and until the Merger Proposal is approved by holders of two-thirds of Nordstrom’s outstanding shares excluding the shares owned by the Parent Parties, (iii) findings that the members of the Board, Parent, Acquisition Sub, and Liverpool breached their fiduciary duties in connection with the Merger, which the Gilbert Complaint alleges was unfair, and (iv) an award of damages and other relief.

On April 4, 2025, the plaintiff filed an Ex Parte Motion to Expedite Briefing for Expedited Discovery, seeking a court order requiring Nordstrom and other defendants to produce documents and respond to interrogatories in response to the plaintiff's discovery materials. Nordstrom and the named independent directors filed a brief in opposition to the plaintiff's motion on April 9, 2025, asking the court to deny the plaintiff’s Ex Parte Motion for Expedited Discovery. Also on April 9, 2025, defendants Parent, Acquisition Sub, Erik B. Nordstrom, and Peter E. Nordstrom filed a brief joining in the arguments made by Nordstrom and the independent directors in their opposition to the plaintiff’s motion. On April 10, 2025, the plaintiff filed a reply brief in support of his Ex Parte Motion for Expedited Discovery. On April 11, 2025, the Court denied the plaintiff’s motion for expedited discovery.

In that same April 11, 2025 Order denying the plaintiff's motion for expedited discovery, the Court set a briefing schedule should the plaintiff seek to file a motion for preliminary injunction. On April 18, consistent with the Court's scheduling order, the plaintiff filed his Motion for Preliminary Injunction. In his motion, the plaintiff requested that the Court (i) delay the May 16, 2025 shareholder vote on the Merger until 20 days after Nordstrom issues additional proxy disclosures stating that the Merger requires approval by two-thirds of unaffiliated shareholders; and (ii) prohibit the Merger from closing if that two-thirds approval is not reached.

On April 25, 2025, Nordstrom and the independent directors filed their Opposition to the Plaintiff’s Motion for Preliminary Injunction. Also on April 25, Parent, Acquisition Sub, Liverpool, Erik B. Nordstrom, and Peter E. Nordstrom filed a separate brief opposing the plaintiff’s Motion for Preliminary Injunction. In connection with the briefs filed by the defendants, Eric Sprunk, the Chair of the Special Committee, Erik B. Nordstrom, a member of the Family Group, and Graciano F. Guichard González, the Chairman of the Board of Liverpool, gave declarations (the “Declarations”), which are attached hereto (without exhibits) as Exhibits 99.1, 99.2, and 99.3, respectively, and incorporated herein by reference. Nordstrom wishes to file the Declarations on this Form 8-K to provide shareholders directly with the same information that was provided to the court. The filing of the Declarations shall not be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth therein.

On May 6, 2025, the Court entered an Order Denying Plaintiff’s Motion for Preliminary Injunction.

The filings related to the foregoing legal proceedings are available on the Court’s docket.

Nordstrom intends to vigorously defend against the Gilbert Complaint. Additional lawsuits arising out of the Merger may be filed in the future. We cannot assure you as to the outcome of such lawsuits or the Gilbert Complaint.

Supplementary Disclosures

SPECIAL FACTORS

Opinion of Morgan Stanley & Co. LLC to the Special Committee

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Morgan Stanley & Co. LLC to the Special Committee—Public Trading Comparables Analysis (December Projections)” is hereby amended and supplemented by making the following changes to the third paragraph of such section beginning on page 73 of the Definitive Proxy Statement:

The AV / CY2024E Adj. EBITDA and AV / CY2025E Adj. EBITDA multiples for Macy’s, Inc. were calculated as of December 8, 2023 (the last unaffected date for Macy’s, Inc.’s share price before news of investor interest in an acquisition of Macy’s, Inc.). Based on the analysis of the relevant metrics for Nordstrom and each of the comparable companies, Morgan Stanley selected a representative range of financial multiples for calendar years 2024 and 2025 of 3.5x to 5.0x and applied this range of multiples to Nordstrom’s estimated adjusted earnings before interest, taxes, depreciation and amortization of intangible assets and amortization of developer reimbursements (“Company Adj. EBITDA”) for fiscal years 2024 and 2025 as set forth in the December Projections, which is referred to in this proxy statement as “FY2024E Company Adj. EBITDA” for fiscal year 2024, and “FY2025E Company Adj. EBITDA” for fiscal year 2025. Based on Nordstrom’s number of fully diluted shares outstanding (determined using the treasury stock method) of approximately 174.9 million as of December 20, 2024 and net debt of approximately $2,292 million, ~~which took into account~~ less the $280 million of publicly disclosed cash received by Nordstrom in the fourth quarter of fiscal year 2024 in connection with the amended program agreement with TD Bank USA, N.A., each as provided by Nordstrom’s management, Morgan Stanley estimated the implied value per share of Nordstrom Common Stock as of December 20, 2024, rounded to the nearest $0.25, as follows:

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Morgan Stanley & Co. LLC to the Special Committee—Discounted Equity Value Analysis (December Projections)” is hereby amended and supplemented by making the following changes to the second and third paragraphs of such section beginning on page 74 of the Definitive Proxy Statement:

To calculate the estimated implied values per share of Nordstrom Common Stock, Morgan Stanley utilized Company Adj. EBITDA for fiscal year 2026 based on the December Projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of AVs to next twelve-month Adj. EBITDA (“NTM Adj. EBITDA”) multiples (“AV / NTM Adj. EBITDA”) of 3.5x to 5.0x to Nordstrom’s NTM Adj. EBITDA (“Company NTM Adj. EBITDA”) estimate reflecting fiscal year 2026 based on the December Projections in order to calculate a range of undiscounted future fully diluted AVs. Morgan Stanley then deducted from such range Nordstrom’s future net debt of approximately $1,441 million, based on the December Projections, to calculate a range of undiscounted future fully diluted equity values of Nordstrom and added the future value of cumulative dividends.

Morgan Stanley then discounted the resulting future fully diluted equity values to October 31, 2024, at a discount rate of 14.5%, which was selected by Morgan Stanley based on its experience and professional judgment and based on Nordstrom’s estimated cost of equity, estimated using the capital asset pricing model method. Based on Nordstrom’s number of fully diluted shares outstanding (determined using the treasury stock method) of approximately 174.9 million as of December 20, 2024, as provided by Nordstrom’s management, Morgan Stanley calculated a range of estimated implied values per share of Nordstrom Common Stock. The results of this analysis are listed below rounded to the nearest $0.25:

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Morgan Stanley & Co. LLC to the Special Committee—Discounted Cash Flow Analysis (December Projections)” is hereby amended and supplemented by making the following changes to the third paragraph of such section beginning on page 74 of the Definitive Proxy Statement:

Morgan Stanley then adjusted the resulting range of aggregate values by deducting net debt of approximately $2,292 million, as provided by Nordstrom’s management. To calculate the range of estimated implied values per share of Nordstrom Common Stock, Morgan Stanley divided the resulting range of equity values by Nordstrom’s number of fully diluted shares outstanding (determined using the treasury stock method) of approximately 174.9 million as of December 20, 2024, as provided by Nordstrom’s management. The results of this analysis are listed below rounded to the nearest $0.25:

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Morgan Stanley & Co. LLC to the Special Committee—Equity Research Analyst Price Targets” is hereby amended and supplemented by making the following changes to the first paragraph of such section beginning on page 75 of the Definitive Proxy Statement:

Morgan Stanley reviewed and analyzed select future public market trading price targets for Nordstrom Common Stock, prepared and published by equity research analysts as of December 20, 2024. These targets reflect each analyst’s undiscounted estimate of the future public market trading price of Nordstrom Common Stock. The range of equity analyst price targets for Nordstrom was $14.50 to $26.00 per share, with a median and mean price target per share of $23.00 and $22.65, respectively. Morgan Stanley, based on its professional judgment and experience, did not include in its analysis an analyst price target of $38.50 or brokers with revised price targets based on transaction-related news. Morgan Stanley then discounted the range of analyst price targets per share for Nordstrom Common Stock at a discount rate of 14.5%, which was the discount rate selected by Morgan Stanley, upon the application of its professional judgment and experience, to reflect Nordstrom’s cost of equity, estimated using the capital asset pricing model method, to arrive at a range of $12.75 to $22.75 per share, rounded to the nearest $0.25, with a median and mean price target per share of $20.09 and $19.79, respectively.

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Morgan Stanley & Co. LLC to the Special Committee—Public Trading Comparables Analysis (Street Projections)” is hereby amended and supplemented by making the following changes to the second paragraph of such section beginning on page 75 of the Definitive Proxy Statement:

Based on the analysis of the relevant metrics for Nordstrom and each of the comparable companies, Morgan Stanley selected a representative range of financial multiples, for calendar years 2024 and 2025 of 3.5x to 5.0x and applied this range of multiples to Company Adj. EBITDA for fiscal years 2024 and 2025 as set forth in the Street Projections. Based on Nordstrom’s number of fully diluted shares outstanding (determined using the treasury stock method) of approximately 174.9 million as of December 20, 2024, and net debt of approximately $2,292 million, ~~which took into account~~ less the $280 million of publicly disclosed cash received by Nordstrom in the fourth quarter of fiscal year 2024, in connection with the amended program agreement with TD Bank USA, N.A., each as provided by Nordstrom’s management, Morgan Stanley estimated the implied value per share of Nordstrom Common Stock as of December 20, 2024, rounded to the nearest $0.25, as follows:

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Morgan Stanley & Co. LLC to the Special Committee—Discounted Equity Value Analysis (Street Projections)” is hereby amended and supplemented by making the following changes to the second and third paragraphs of such section beginning on page 76 of the Definitive Proxy Statement:

To calculate the estimated implied values per share of Nordstrom Common Stock, Morgan Stanley utilized Company Adj. EBITDA for fiscal year 2026 based on the Street Projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of AV to NTM Adj. EBITDA multiples of 3.5x to 5.0x to Company NTM Adj. EBITDA estimate reflecting fiscal year 2026 based on the Street Projections in order to calculate a range of undiscounted future fully diluted AVs. Morgan Stanley then deducted from such range Nordstrom’s future net debt of approximately $1,174 million, based on the Street Projections, to calculate a range of undiscounted future fully diluted equity values of Nordstrom and added the future value of cumulative dividends.

Morgan Stanley then discounted the resulting future fully diluted equity values to October 31, 2024, at a discount rate of 14.5%, which was selected by Morgan Stanley based on its experience and professional judgment and based on Nordstrom’s estimated cost of equity, estimated using the capital asset pricing model method. Based on Nordstrom’s number of fully diluted shares outstanding (determined using the treasury stock method) of approximately 174.9 million as of December 20, 2024, as provided by Nordstrom’s management, Morgan Stanley calculated a range of estimated implied values per share of Nordstrom Common Stock. The results of this analysis are listed below rounded to the nearest $0.25:

Opinion of Centerview Partners LLC to the Special Committee

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Centerview Partners LLC to the Special Committee—Selected Public Comparable Company Analysis to the Special Committee” is hereby amended and supplemented by making the following changes to the fourth paragraph of such section beginning on page 83 of the Definitive Proxy Statement:

Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, related to, among other things, differences in the business, financial and operating characteristics, and prospects of Nordstrom and the companies included in the selected public company analysis, Centerview selected a reference range of AV to Adj. EBITDA multiples of 4.0x to 5.0x for fiscal years 2024 and 2025. Centerview applied this reference range of multiples to Nordstrom’s estimated adjusted earnings before interest, taxes, depreciation and amortization of intangible assets and amortization of developer reimbursements (“Company Adj. EBITDA”) for fiscal years 2024 and 2025 as set forth in the December Projections and then deducted Nordstrom’s net debt of approximately $2,292 million, ~~as of November 2, 2024, which took into account~~ less the $280 million of publicly disclosed cash received by Nordstrom in the fourth quarter of fiscal year 2024, in connection with the amended program agreement with TD Bank USA, N.A., as provided by the management of Nordstrom, and as included in the Internal Data. Centerview divided the results of the foregoing calculations by Nordstrom’s number of fully-diluted outstanding shares of Nordstrom Common Stock (determined using the treasury stock method and based on the Internal Data) of approximately 174.9 million as of December 20, 2024. This analysis resulted in a range of estimated implied values per share for Nordstrom Common Stock of $14.60 to $21.05, rounded to the nearest $0.05, for fiscal year 2024. The analysis resulted in a range of estimated implied values per share for Nordstrom Common Stock of $17.75 to $25.00, rounded to the nearest $0.05, for fiscal year 2025. Centerview then compared the results of the above analysis to the Merger Consideration of $24.25 per share to be paid to the holders of shares of Nordstrom Common Stock (other than the excluded shares described in Centerview’s opinion) pursuant to the Merger Agreement.

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Centerview Partners LLC to the Special Committee — Discounted Cash Flow Analysis” is hereby amended and supplemented by making the following changes to the second paragraph of such section beginning on page 83 of the Definitive Proxy Statement:

In performing this analysis, Centerview calculated a range of equity values for Nordstrom Common Stock by (a) discounting to present value, as of Nordstrom’s third fiscal quarter balance sheet date of November 2, 2024, using discount rates ranging from 11% to 13% (reflecting Centerview’s analysis of Nordstrom’s weighted average cost of capital determined using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and experience), and the mid-year convention: (i) the forecasted unlevered free cash flows of Nordstrom over the period beginning on November 3, 2024 and ending on February 3, 2029, utilized by Centerview based on the December Projections, and (ii) a range of implied terminal values of Nordstrom, calculated by Centerview by applying perpetuity growth rates between 1.5% to 2.5%, and (b) subtracting from the foregoing results Nordstrom’s net debt of approximately $2,292 million, ~~as of November 2, 2024~~, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares of Nordstrom Common Stock (determined using the treasury stock method and based on the Internal Data) of approximately 174.9 million as of December 20, 2024. This resulted in a range of estimated implied values per share for Nordstrom Common Stock of approximately $21.00 to $30.80, rounded to the nearest $0.10. Centerview then compared the results of the above analysis to the Merger Consideration of $24.25 per share to be paid to the holders of shares of Nordstrom Common Stock (other than the excluded shares described in Centerview’s opinion) pursuant to the Merger Agreement.

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Opinion of Centerview Partners LLC to the Special Committee — Other Factors” is hereby amended and supplemented by making the following changes to the second bullet of such section beginning on page 84 of the Definitive Proxy Statement:

Analyst Price Target Analysis. Centerview reviewed stock price targets for Nordstrom Common Stock in Wall Street research analyst reports publicly available as of December 20, 2024 (the last trading day before the public announcement of the transactions contemplated by the Merger Agreement and delivery of Centerview’s opinion), which indicated low and high price targets ranging from $14.50 to $26.00 per share, rounded to the nearest $0.05, with a median and mean price target per share of $23.00 and $22.65, respectively. Centerview, based on its experience and professional judgment, did not include in its analysis an analyst price target of $38.50 or brokers with revised price targets based on transaction-related news.

Unaudited Prospective Financial Information

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Unaudited Prospective Financial Information—2023 Projections” is hereby amended and supplemented by making the following changes to the second paragraph of such section beginning on page 101 of the Definitive Proxy Statement:

Although the information in the 2023 Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by Nordstrom management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Nordstrom’s business, in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond Nordstrom’s control. The 2023 Projections include the following assumptions and estimates, among others:

•	Net sales growth rates ranging from 1% to 3% annually;

•	Credit card revenues as a rate of sales ranging from 3.3% to 3.4%;

•	Opening 20 new Nordstrom Rack Stores in 2024 and 25 new Nordstrom Rack Stores in both 2025 and 2026;

•	Gross margin ~~improvement~~ improving from 43.7% in 2024 to 44.4% in 2026, driven by inventory management, shrink and Nordstrom Product Group penetration;

•	Variable ~~expenses held steady~~ expense holding at 18.4% from 2024 through 2026, driven by supply chain and radio frequency identification (RFID) efficiencies;

•	Fixed expense leverage of 20 basis points held steady from 2024 to 2026;

•	Capital expenditures reflecting investments at 3% to 4% of sales to fuel Nordstrom Rack store expansion while maintaining focus on digital and supply chain enablement; and

•	Extrapolation of fiscal years 2027 and 2028 from fiscal year 2026.

The disclosure under the section of the Definitive Proxy Statement captioned “Special Factors—Unaudited Prospective Financial Information—August 2024 Projections” is hereby amended and supplemented by making the following changes to the second paragraph of the section beginning on page 102 of the Definitive Proxy Statement:

Although the information in the August Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by Nordstrom management with respect to industry performance, general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to Nordstrom’s business, in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond Nordstrom’s control. The August Projections include the same assumptions and estimates as the 2023 Projections, except for the following, among others:

•	Changes to 2024 based on actual results through the second fiscal quarter and projected results for the third and fourth fiscal quarter of 2024;

•	Increased net sales growth rates to 4% in fiscal years 2027 and 2028, driven by the compounding impact of new Nordstrom Rack stores;

•	Credit card revenues as a rate of sales ranging from 3.2% to 3.3%, which is a slight reduction from the 2023 Projections to reflect macro pressures and 2024 actuals;

•	Opening 23 new stores in fiscal year 2024 and 25 new Nordstrom Rack Stores per year from fiscal year 2025 through fiscal year 2028;

•	Improvement in EBIT margin in fiscal years 2027 and 2028 primarily driven by sales leverage;

•	Lower D&A due to reduced capex and write offs causing improvement in EBIT in fiscal years 2027 and 2028 and EBITDA reduced or held flat to the 2023 Projections; and

•	Capital expenditures reflecting investments at approximately 3% of sales, reflecting reduced technology spend.

Important Additional Information and Where To Find It

In connection with the proposed Merger, Nordstrom has filed with the SEC the Definitive Proxy Statement on Schedule 14A. Nordstrom and the Parent Filing Parties (as defined in the Schedule 13E-3) have filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Nordstrom may also file other documents with the SEC regarding the proposed Merger. This document is not a substitute for the Definitive Proxy Statement, the Schedule 13E-3 or any other document which Nordstrom has filed or may file with the SEC. The Definitive Proxy Statement, Schedule 13E-3 and proxy card have been mailed to Nordstrom’s shareholders of record as of the close of business on April 7, 2025. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO OR INCORPORATED BY REFERENCE THEREIN), THE SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO OR INCORPORATED BY REFERENCE THEREIN), AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain free copies of the Definitive Proxy Statement, Schedule 13E-3, any amendments or supplements thereto and other documents containing important information about Nordstrom, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. In addition, shareholders of Nordstrom may obtain free copies of such documents by accessing the Investor Relations portion of Nordstrom’s website at https://nordstrom.gcs-web.com/financial-information/sec-filings.

Participants in the Solicitation

Nordstrom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Nordstrom’s shareholders with respect to the proposed Merger. Information about Nordstrom’s directors and executive officers and their ownership of Nordstrom’s common stock is set forth in the Definitive Proxy Statement and Nordstrom’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 filed with the SEC on March 21, 2025. To the extent that such individual’s holdings of Nordstrom’s common stock have changed since the amounts printed in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the identity of the potential participants, and their direct or indirect interests in the proposed Merger, by security holdings or otherwise, is set forth in the Definitive Proxy Statement and other materials to be filed with SEC in connection with the proposed Merger. Free copies of these materials may be obtained as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

These Definitive Additional Materials, the documents to which Nordstrom refers you in these Definitive Additional Materials and information included in oral statements or other written statements made or to be made by Nordstrom or on Nordstrom’s behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation statements relating to the completion of the Merger. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “future,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “target,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature, but the absence of these words does not mean that the statement is not forward-looking. Nordstrom’s shareholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Forward-looking statements reflect Nordstrom’s good faith beliefs, assumptions and expectations but are not guarantees of future performance or events. Nordstrom undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law. These risks and uncertainties include, but are not limited to, the risks detailed in Nordstrom’s filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in these Definitive Additional Materials, and the following factors:

•	uncertainties related to the consummation of the Merger;

•	the fact that the Special Dividend is contingent upon conditions set forth in the Merger Agreement, and may not be paid;

•	our ability to complete the Merger, if at all, on the anticipated terms and timing, including obtaining the Requisite Shareholder Approvals and regulatory approvals, the absence of a Below Investment Grade Rating Event and the satisfaction of other conditions to the completion of the Merger;

•	unanticipated difficulties or expenditures relating to the Merger;

•	our obligation to pay a termination fee under certain circumstances if the Merger is terminated;

•	the effect of the announcement or pendency of the Merger on the plans, business relationships, operating results and operations of Nordstrom;

•	uncertainties about the pendency of the Merger and the effect of the Merger on employees, customers and other third parties who deal with Nordstrom;

•	the impact of certain interim covenants that we are subject to under the Merger Agreement;

•	provisions in the Merger Agreement that limit our ability to pursue alternatives to the Merger, which might discourage a third party that has an interest in acquiring all or a significant part of Nordstrom from considering or proposing that acquisition;

•	the fact that if Parent is required to pay a reverse termination fee in accordance with the Merger Agreement, the Family Guarantors may be required to and Liverpool may opt to sell substantial amounts of their shares of Nordstrom Common Stock in order to satisfy their ratable portion of the reverse termination fee liabilities, which could adversely impact the trading price of Nordstrom’s Common Stock;

•	the fact that we and our directors and officers may be subject to lawsuits relating to the Merger;

•	the outcome of any lawsuits, regulatory proceedings or enforcement matters that may be instituted against Nordstrom, the Parent Parties or others relating to the Merger Agreement;

•	the substantial transaction-related costs we will continue to incur in connection with the Merger;

•	our efforts to complete the Merger could disrupt our relationships with third parties and employees, divert management’s attention, or result in negative publicity or legal proceedings;

•	the inability of shareholders (excluding the Family Group and Liverpool) to participate in any further upside of Nordstrom’s business if the Merger is consummated;

•	our ability to retain and hire key personnel;

•	competitive responses to the Merger;

•	continued availability of capital and financing and rating agency actions;

•	risks regarding the failure to obtain the necessary financing or have a sufficient amount of cash on hand to complete the Merger or pay the full amount of the Special Dividend;

•	the impact of a potential Below Investment Grade Rating Event;

•	legislative, regulatory and economic developments affecting our business;

•	general economic and market developments and conditions;

•	unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as our response to any of the aforementioned factors;

•	the fact that the receipt of cash in exchange for shares of Nordstrom Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes; and

•	the risk that Nordstrom’s stock price may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not consummated.

Consequently, all of the forward-looking statements that Nordstrom makes in this these Definitive Additional Materials are qualified by the information contained or incorporated by reference in these Definitive Additional Materials, including: (1) the information contained under this caption, and (2) information in Nordstrom’s most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in its consolidated financial statements and notes thereto. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on our financial condition, results of operations, credit rating or liquidity.

The forward-looking statements in these Definitive Additional Materials are based upon information available to us as of the date of these Definitive Additional Materials, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read these Definitive Additional Materials and the documents that we reference and have filed as exhibits to these Definitive Additional Materials with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of these Definitive Additional Materials. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in these Definitive Additional Materials, whether as a result of any new information, future events or otherwise. Nordstrom’s shareholders are advised to consult any future disclosures that Nordstrom makes on related subjects as may be detailed in its other filings made from time to time with the SEC.

Case 2:25-cv-00568-JHC	Document 68	Filed 04/25/25	Page 1 of 6

THE HONORABLE JOHN H. CHUN

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF WASHINGTON

AT SEATTLE

ERIC GILBERT,

Plaintiff,

v.

NORDSTROM, INC.; NAVY ACQUISITION

CO., INC.; NORSE HOLDINGS, INC.; ERIK B.

NORDSTROM; PETER E. NORDSTROM;

JAMES L. DONALD; KIRSTEN A. GREEN;

GLENDA G. MCNEAL; AMIE THUENER

O’TOOLE; GUY B. PERSAUD; ERIC D.

SPRUNK; BRADLEY D. TILDEN; MARK J.

TRITTON; ATTICUS N. TYSEN; EL PUERTO

DE LIVERPOOL S.A.B. DE C.V.,

Defendants.

No. C25-0568JHC DECLARATION OF ERIC SPRUNK IN SUPPORT OF NORDSTROM AND THE INDEPENDENT DIRECTORS’ OPPOSITION TO PLAINTIFF’S MOTION FOR PRELIMINARY INJUNCTION

I, Eric Sprunk, declare as follows:

1. I am over the age of 21 and otherwise capable of making this declaration, which I make on personal knowledge.

2. I am a member of the Board of Directors of Nordstrom, Inc. (the “Board”) and am the Chair of the Special Committee that the Board formed in connection with the take-private transaction ultimately agreed with members of the Nordstrom family and El Puerto de Liverpool S.A.B. de C.V. (“Liverpool”) in December 2024.

DECLARATION OF ERIC SPRUNK	Perkins Coie LLP
NO. C25-0568JHC – 1	1201 Third Avenue, Suite 4900
Seattle, WA 98101-3099
Phone: 206.359.8000
Fax: 206.359.9000

Case 2:25-cv-00568-JHC	Document 68	Filed 04/25/25	Page 2 of 6

3. I joined the Board in 2023 as one of its independent directors. I previously served as the Chief Operating Officer of NIKE, Inc. (2013 to 2020), and served in various executive positions at NIKE before assuming that role. Before joining NIKE in 2001, I was a certified public accountant at PricewaterhouseCoopers. I also have experience serving on many others public and private boards of directors, including the boards at Universal Music Group, General Mills, and Bombardier.

4. On February 4, 2024, Erik and Peter Nordstrom told the Board that they were interested in participating in a potential take-private transaction as shareholders, and that they desired permission to explore whether Liverpool and other members of the Nordstrom family might be too. On February 11, 2024, in light of Erik and Peter Nordstrom’s interest in a potential transaction, the Board—with Erik and Peter Nordstrom abstaining—formed a special committee (the “Special Committee”) and appointed me as one of its members. On February 18, 2024, the Special Committee appointed me to serve as its Chair.

5. The Board delegated to the Special Committee the power to, among other things, manage any potential or alternative transaction on behalf of the Board, including providing it with exclusive authority to determine not to proceed with any particular transaction. The Special Committee was also authorized to take actions and grant waivers with respect to the Anti-Takeover Statute.

6. The Special Committee (and prior to its formation, the Board) carefully oversaw a transaction process that began with our advisors contacting many potentially interested parties. The Special Committee’s minutes accurately document its oversight of the transaction process, including the Special Committee’s deliberations regarding Erik and Peter Nordstrom’s discussions with potential counterparties, including Liverpool.

DECLARATION OF ERIC SPRUNK	Perkins Coie LLP
NO. C25-0568JHC – 2	1201 Third Avenue, Suite 4900
Seattle, WA 98101-3099
Phone: 206.359.8000
Fax: 206.359.9000

Case 2:25-cv-00568-JHC	Document 68	Filed 04/25/25	Page 3 of 6

7. Erik and Peter Nordstrom told the Board in February 2024 that they were interested in exploring a potential transaction as shareholders. At that time, they also expressed that they were interested in exploring whether Liverpool, other members of their family, and other third parties might be interested in participating as financing sources. From that time, I knew that it was possible that Erik and Peter Nordstrom would seek to partner with Liverpool in connection with an acquisition of the Company, although whether they would definitively participate and how much capital they would provide remained unconfirmed to the Board until they submitted their proposal on September 3, 2024.

8. Erik and Peter Nordstrom made clear to me and the other independent directors that they would pursue only a consensual transaction approved by the Special Committee and a majority of the unaffiliated shareholders, and I did not at any time view them as launching a hostile takeover against the wishes of the Board and the Special Committee.

9. The Board and Special Committee oversaw a deliberative process involving 24 parties and requests for preliminary proposals from three parties (excluding Liverpool and Erik and Peter Nordstrom).

10. Only one party responded with a preliminary proposal indicating their interest in a possible acquisition of the Company. The Special Committee thereafter approved discussions between Erik and Peter Nordstrom and (1) Liverpool, (2) the party that had submitted a preliminary proposal, and (3) parties that subsequently contacted Erik and Peter Nordstrom about playing a role as financing sources. The Special Committee initially approved those communications orally. Our counsel reaffirmed the oral commitments, and they were also subsequently memorialized in letter agreements.

11. As a condition to these discussions, the Special Committee required Erik and Peter Nordstrom to provide regular updates to the Special Committee and the other independent directors about these discussions. Between May and August 2024, Erik and Peter Nordstrom regularly provided these updates. It appeared possible from the earliest of these updates that any acquisition proposal by Erik and Peter Nordstrom would, if one was submitted, likely include Liverpool as an equity financing source (in part due to Erik and Peter Nordstrom’s difficulty in finding another financing source), which was acceptable to me and the other independent directors.

DECLARATION OF ERIC SPRUNK	Perkins Coie LLP
NO. C25-0568JHC – 3	1201 Third Avenue, Suite 4900
Seattle, WA 98101-3099
Phone: 206.359.8000
Fax: 206.359.9000

Case 2:25-cv-00568-JHC	Document 68	Filed 04/25/25	Page 4 of 6

12. From April through August 2024, I repeatedly stressed to Erik and Peter Nordstrom that the Special Committee and the other independent directors expected them to promptly submit a proposal, if one was to be forthcoming, in order to minimize management distraction from the business. To that end, the Special Committee fixed June 28, 2024 as a deadline for Erik and Peter Nordstrom to submit a proposal to the Special Committee. They did not submit a proposal by that deadline, or an extended deadline of July 8, 2024, because they informed me that they had not reached an agreement with financing sources. Despite this, the Special Committee and I continued to push Erik and Peter Nordstrom to submit a proposal as promptly as possible and directed them to make regular reports to the committee on the progress.

13. Beginning in February 2024, the Board and Special Committee sought to take any necessary actions to ensure that any consensual transaction involving the Nordstrom family and Liverpool would not be subject to the heightened approval requirements of the Anti-Takeover Statute. On April 17, 2025, the Board unanimously approved a group among certain Nordstrom family members for purposes of the Anti-Takeover Statute. On the same day, the Special Committee confirmed that Erik and Peter Nordstrom had its permission to engage in discussions with certain other potential consortium members, including Liverpool.

14. On September 1, 2024, the Special Committee, including me as Chair, recommended the formal approval of the Buying Group, which consisted of members of the Nordstrom family (including Erik and Peter Nordstrom) and Liverpool. The Special Committee’s purpose, again, was to ensure that the Anti-Takeover Statute was not an obstacle to the consensual transaction the parties were negotiating. The Board adopted that recommendation, and its unanimous written consent became effective on September 3, 2024. I did not sign the consent until September 3 because other papers pertaining to formal approval of the Buying Group—including a disbandment letter ensuring they were not perpetually approved as a group, to protect the company and its shareholders in case a deal was not agreed—were still being executed. Those were fully executed by Buying Group members on the morning of September 3, and I therefore signed the consent shortly thereafter on the morning of September 3 (at approximately 8:00 a.m. PT) to make the consent effective. The bid was received that evening, at approximately 9:00 p.m. PT.

DECLARATION OF ERIC SPRUNK	Perkins Coie LLP
NO. C25-0568JHC – 4	1201 Third Avenue, Suite 4900
Seattle, WA 98101-3099
Phone: 206.359.8000
Fax: 206.359.9000

Case 2:25-cv-00568-JHC	Document 68	Filed 04/25/25	Page 5 of 6

15. On December 22, 2024, the Special Committee recommended that the Board approve the take-private transaction and once again approve formation of the Buying Group to ensure that the Anti-Takeover Statute was not an obstacle to the consensual transaction. (The Buying Group had expanded to include several additional members of the Nordstrom family). The Board adopted both of the Special Committee’s recommendations.

16. I understand that, with the exception of the shareholder approvals that are the subject of the special meeting scheduled for May 16, 2025, all of the conditions to the Merger Agreement are presently satisfied. Absent an order from the Court, this would permit the Transaction to close within a few days of receiving shareholder approval.

17. Attached as exhibits to this declaration are true and correct copies of the documents listed below. Nordstrom produced each exhibit to Plaintiff pursuant to his request for corporate books and records, subject to a confidentiality agreement.

Exhibit 1: An excerpt from minutes of a meeting of the Board of Directors of Nordstrom, Inc., dated August 20 and 21, 2024, bearing Bates number NORDSTROM00000060.

Exhibit 2: Minutes of a joint meeting of the Board of Directors of Nordstrom, Inc. and the Special Committee of the Board of Directors of Nordstrom, Inc., appending Annex A and Annex B, dated December 22, 2024, bearing Bates numbers NORDSTROM00000190 through NORDSTROM00000219 (sealed).

DECLARATION OF ERIC SPRUNK	Perkins Coie LLP
NO. C25-0568JHC – 5	1201 Third Avenue, Suite 4900
Seattle, WA 98101-3099
Phone: 206.359.8000
Fax: 206.359.9000

Case 2:25-cv-00568-JHC	Document 68	Filed 04/25/25	Page 6 of 6

I declare under penalty of perjury that the foregoing is true and correct.

EXECUTED this 25th day of April, 2025.

/s/ Eric Sprunk
Eric Sprunk

DECLARATION OF ERIC SPRUNK	Perkins Coie LLP
NO. C25-0568JHC – 6	1201 Third Avenue, Suite 4900
Seattle, WA 98101-3099
Phone: 206.359.8000
Fax: 206.359.9000

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 1 of 10

THE HONORABLE JOHN H. CHUN

UNITED STATES DISTRICT COURT
WESTERN DISTRICT OF WASHINGTON
AT SEATTLE

ERIC GILBERT,

Plaintiff,

v.

NORDSTROM, INC.; NAVY ACQUISITION

CO., INC.; NORSE HOLDINGS, INC.; ERIK B.

NORDSTROM; PETER E. NORDSTROM;

JAMES L. DONALD; KIRSTEN A. GREEN;

GLENDA G. MCNEAL; AMIE THUENER

O’TOOLE; GUY B. PERSAUD; ERIC D.

SPRUNK; BRADLEY D. TILDEN; MARK J.

TRITTON; ATTICUS N. TYSEN; EL PUERTO

DE LIVERPOOL S.A.B. DE C.V.,

Defendants.

No. 2:25-cv-00568-JHC DECLARATION OF ERIK B. NORDSTROM IN SUPPORT OF BUYER DEFENDANTS’ OPPOSITION TO PLAINTIFF’S MOTION FOR PRELIMINARY INJUNCTION

I, Erik B. Nordstrom, declare as follows:

1. I am the Chief Executive Officer of Nordstrom, Inc. (“Nordstrom” or the “Company”). I have personal knowledge of the facts set forth in this Declaration.

2. Nordstrom is a national multi-line and omnichannel retailer founded in 1901 by John W. Nordstrom, my great-grandfather, and has been under the continuous leadership of the Nordstrom family for the subsequent four generations. My brother, Pete Nordstrom, serves as the President and Chief Brand Officer of Nordstrom.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 1	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 2 of 10

3. The current transaction arose not from any hostile activity or third-party acquisition attempt, but from my own belief that the Company’s next phase of growth would be best served in the private markets. Pete and I explored that idea with our advisors, and later with several potential strategic and financing partners—at all times with the full awareness and blessing of the Board of Directors and the Special Committee of Nordstrom.

The Board’s Consideration of Strategic Initiatives and Formation of the Special Committee

4. In 2023, the Board began considering strategic alternatives. In late 2023 and early 2024, the Board invited bidders to consider a potential transaction, and entered into non- disclosure agreements with seven invitees, including El Puerto de Liverpool, S.A.B. de C.V. (“Liverpool”), a passive minority equity investor based in Mexico with a 9.9% stake in Nordstrom.

5. As part of this process, Pete and I, and other members of Nordstrom management conducted separate in-person management presentations with the invitees, including with Liverpool.

6. The presentation to Liverpool occurred in late January 2024. Representatives of Liverpool informed Nordstrom that its attendance for the presentation was passive, it was attending only to monitor its investment, and it was not authorized by the Liverpool board of directors to discuss a potential transaction.

7. In February 2024, Pete and I told the Board that we were interested in exploring a potential go-private transaction.

8. As part of any transaction we contemplated, Pete and I would roll over our existing equity into the transaction. We told the Board that we believed that other Nordstrom family members and Liverpool might be interested, and that we were interested in taking an active role in exploring a potential transaction, including with respect to outreach to invitees already contacted by Nordstrom and identifying additional investors.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 2	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 3 of 10

9. In response, the Board created a Special Committee to oversee our exploration of and negotiate a potential go-private transaction. The Special Committee consisted of three disinterested and independent directors and was chaired by Eric Sprunk.

10. From the outset, I was clear with the Board that Pete and I would only be interested in pursuing a consensual transaction that was not hostile to Nordstrom and that would be driven and approved by the Special Committee. Pete and I were also clear that any transaction must be conditioned on the approval of a majority of unaffiliated Nordstrom stockholders.

The Special Committee Oversees the Bidding Process

11. On February 11, 2024, I informed the Board that Pete and I wished to engage in direct discussions with parties who had expressed an interest to Nordstrom in pursuing a go- private transaction, other significant Nordstrom stockholders, and other interested parties. We engaged Moelis & Company (“Moelis”) to serve as our financial advisors.

12. The Special Committee agreed that we could engage in limited direct discussions that included the Special Committee’s financial advisors with parties who had already expressed interest in a potential transaction. The approved parties did not include Liverpool. The Special Committee also granted Moelis permission to begin conducting outreach to potential financing sources for a potential transaction. And the Special Committee requested that Pete and I enter into a non-disclosure and standstill agreement with the Company (“NDA/Standstill Agreement”). Although as shareholders of the Company we were free to explore a potential transaction with whomever we chose, and despite believing that greater flexibility afforded by the Special Committee would better facilitate a potential transaction, we honored the Special Committee’s instructions.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 3	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 4 of 10

13. In the first week of March 2024, Mr. Sprunk contacted me and informed me that the Special Committee intended to send other interested parties a process letter, seeking to have preliminary bids from interested parties submitted to the Special Committee before the end of March. I understand that, over the ensuing weeks, the Special Committee and their advisors engaged with several private equity firms about their interest in a potential transaction.

14. On April 17, 2024, the Special Committee agreed that Pete and I could have direct discussions with Sponsor E and Liverpool, and subsequently the Special Committee invited Pete and me to future Special Committee meetings to facilitate periodic updates on a regular basis, which invitation we accepted.

15. On April 18, 2024, I contacted Graciano Guichard, Liverpool’s Chairman, to discuss the possibility of a going-private transaction that may include Liverpool and Sponsor E. Our discussions were exploratory and we did not discuss the specifics of any potential deal. I understood that Mr. Guichard would discuss the possibility internally at Liverpool.

16. On May 8, 2024, Pete and I entered into a consent letter agreement that formally waived the restrictions in the NDA/Standstill Agreement, confirming the Special Committee’s prior verbal authorization for us to have discussions with Sponsor E and Liverpool.

17. On May 28, 2024, the Special Committee consented in writing for us to have discussions with Strategic C for potentially financing a transaction.

18. Discussions with Liverpool, Sponsor E, and Strategic C continued into June.

The June 19 Process Letter

19. On June 19, 2024 in the midst of our preliminary discussions with potential buyers, the Special Committee sent a process letter to our advisors detailing the required terms of any proposal we might make to take Nordstrom private (“June 19 Process Letter”). A true and correct copy of the June 19 Process Letter is attached hereto as Exhibit 1.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 4	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 5 of 10

20. The June 19 Process Letter stressed that any proposal was required to include, among other things, the identity of the buyer(s), valuation, financing sources, and copies of any written agreements, proposals, arrangements, or understandings between Pete, me, and any potential financing sources. See Exhibit 1 at 1-2. The Special Committee’s letter also appended a draft term sheet for the definitive merger agreement for any potential transaction and specified that any proposal should include a markup of the term sheet. See Exhibit 1 at A-1-A-6.

21. Despite Pete and I having reached no agreement, much less an understanding, with Liverpool or any other party to pursue a potential transaction, the draft term sheet appended to the June 19 Process Letter assumed that Liverpool and members of the Nordstrom family other than Pete and I would be parties to a possible transaction. The draft term sheet also contemplated that any transaction would be approved by a majority of unaffiliated Nordstrom shareholders. See Exhibit 1 at A-2.

22. The Special Committee also made clear that speed was a priority: the letter set a response deadline of June 28, 2024—just 9 days later—for a complete proposal with a finalized buyer group and price terms. Exhibit 1 at 1. The Special Committee also requested that our advisors attend the next Committee meeting to discuss the timeline.

23. At the time Pete and I received the June 19 Process Letter, we had no understanding with Liverpool or any other party to pursue a potential transaction. Although our exploratory discussions with Liverpool were ongoing, we understood that Liverpool was not willing to agree to pursue a potential transaction unless and until Liverpool had a better understanding of possible post-closing governance terms. Indeed, Mr. Guichard, Liverpool’s Chairman, made clear to me shortly after the Special Committee issued its June 19 Process Letter that Liverpool was not prepared to change its then-existing passive 9.9% investment in Nordstrom. Accordingly, no response to the June 19 Process Letter was made by the June 28, 2024 deadline.

24. Having not received a proposal, the Special Committee extended until July 8, 2024 the deadline to respond to the June 19 Process Letter. The Special Committee also requested that Pete and I provide it with near-weekly updates on our progress with potential partners, consistently telling us that the Board wanted quickly to see a bid.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 5	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 6 of 10

The Special Committee Encourages a ‘Go-It Alone’ Bid with Liverpool

25. Although we continued our preliminary discussions with Liverpool, Sponsor E, and Strategic C between June 28, 2024 and July 9, 2024, we made little progress toward an understanding to pursue a potential transaction. Accordingly, on July 8, 2024, I told Mr. Sprunk that we would be unable to meet the extended deadline to submit a proposal.

26. On July 11, 2024, I spoke with the CEO of Strategic C to relay that the Special Committee was encouraging us to move quickly. The CEO of Strategic C was very interested in a potential transaction but explained that he was not in a position to make a definitive indication of interest. Also on July 11, 2024, I spoke with Liverpool’s Chairman, Mr. Guichard, and asked what additional investment Liverpool would be willing to make in the Company. Mr. Guichard said that he would need to discuss any additional investment with others at Liverpool including his Board.

27. I relayed these updates to Mr. Sprunk that same day or the following day. Mr. Sprunk informed me that the Special Committee believed it was necessary to give Pete and me a hard deadline to make a proposal.

28. On July 21, 2024, Mr. Sprunk reached out to Pete and me regarding the status of any potential bid. Mr. Sprunk noted that the next Board meeting was scheduled for August 20, 2024 and requested that we submit a proposal to the Board by that meeting. Mr. Sprunk again reiterated that the Board needed prompt action.

29. By late July 2024, it became clear to Pete and me that we would not partner with Sponsor E in any potential transaction. Strategic C also withdrew from consideration over concerns that any transaction would pose unacceptable regulatory risks. We apprised Mr. Sprunk of these developments.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 6	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 7 of 10

30. On July 23, 2024, the Special Committee consented in writing to Pete and me entering discussions with Strategic B and Sponsor A as potential partners for any transaction.

31. In early July, a new potential partner, Sponsor H, expressed interest to Pete and me about a potential transaction, but had chosen not to sign an NDA with the Special Committee. On July 27, 2024, Sponsor H sent Pete and me a proposed term sheet. We declined to engage with Sponsor H on their proposed terms.

32. On July 27, 2024, the Special Committee made clear that they desired something to consider prior to the Board’s August meeting. Mr. Sprunk further impressed upon us that the process could not continue indefinitely.

33. On August 2, 2024, Pete and I approached Mr. Guichard about exploring the possibility of a ‘go-it-alone’ transaction including Pete, me, Liverpool, and, potentially, other members of the Nordstrom family. Mr. Guichard was open to exploring that possibility, although we all acknowledged that any agreement to proceed with a proposed transaction would be conditioned on reaching agreement on capitalization, financing, and post-closing governance terms.

34. On August 4, 2024, Pete and I updated the Special Committee on the status of our discussions with various potential partners. We also disclosed that neither Strategic B nor Sponsor A would participate in any transaction, and that we were exploring the possibility of a transaction including Pete, me, as yet unidentified members of the Nordstrom family, and Liverpool.

35. The Special Committee continued to stress the importance of our presenting a proposal to them soon. On August 12, 2024, Pete communicated this urgency to Liverpool, but acknowledged that equity terms and governance details were not yet in place. That same day, our representative from Moelis also communicated the Special Committee’s position to Liverpool, but acknowledged that there was still a lot of progress yet to be made and that outstanding items included financial alignment, governance framework, and structure. Liverpool acknowledged to Moelis that they doubted a proposal could be ready that week.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 7	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 8 of 10

Late August Negotiations with Liverpool and the Company

36. On August 15, 2024, Mr. Sprunk reached out to Pete and me on behalf of the Special Committee about the status of our discussions with Liverpool. Mr. Sprunk explained once again that the Board desired immediate progress, and that the Special Committee wanted to present a deal to the Board the following week. Pete and I provided an update on our discussions, and explained that we did not think that the Special Committee’s timeframe was feasible.

37. On August 18, 2024, we again updated the Special Committee on the status of our discussions with Liverpool. We explained that we believed we would need up to two weeks to submit any potential proposal, that we still did not have an understanding with any partner to proceed with a proposal, and that there was no assurance that a proposal would be submitted. The Special Committee reiterated that they wanted to see a proposal promptly.

38. As the end of August 2024 approached, Pete and I still had no agreement, arrangement, or understanding with Liverpool or other members of the Nordstrom family regarding whether to pursue a potential transaction. Liverpool, Pete, and I were continuing to discuss post-closing governance terms and any financing that Liverpool would provide. Indeed, as late as August 27, 2024, Pete and I, and the Company, entered into non-disclosure agreements with certain banks to enable discussions about alternate financing options. Among the financing- related issues still to be resolved was how to obtain financing without the risks associated with credit rating agencies downgrading the Company’s credit rating following a potential transaction. If credit ratings agencies downgraded the Company’s credit rating, Nordstrom would be required to offer to repurchase all notes, and no transaction could occur.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 8	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 9 of 10

39. As these discussions continued, Mr. Sprunk informed Pete and me on August 29, 2024, that the Board was ready to convene on twenty-four hours’ notice to consent to the formation of a group to make a proposal for a potential transaction.

40. On August 31, 2024, our advisors reached out to the Company’s advisors to request consent and a waiver of any applicability of the Washington Anti-Takeover Statute for a group including Pete, me, Liverpool, and other members of the Nordstrom family. A true and correct copy of an email sent by my counsel to counsel for the Special Committee on August 31, 2024 is attached hereto as Exhibit 2. In response, the Special Committee requested that Pete, me, Liverpool, and other members of the Nordstrom family sign a letter agreeing that the group would disband at a future date if no proposed transaction was approved by the Special Committee.

41. On September 1, 2024, Mr. Sprunk informed me that the Special Committee had approved the formation of a buyer group comprised of Pete, me, Liverpool, and other members of the Nordstrom family and had recommended it to the Board for approval. He also informed me that a written consent to approve the buyer group was being circulated to the entire Board that same day for their approval. I understand that all Board members aside from Mr. Sprunk signed the consent that day.

42. On September 2, 2024, Mr. Sprunk informed me that he was waiting for all members of the Nordstrom family to sign the group disbandment letter before personally executing the written consent for the Washington Anti-Takeover Statute waiver.

43. Meanwhile, on September 2 and 3, 2024, Pete and I (and our advisors) worked closely with Liverpool (and its advisors) to resolve the material terms of Liverpool’s loan that were prerequisites to agreeing to pursuing a potential transaction. In addition to not having addressed more detailed terms, two principal terms that remained to be resolved were the purchase price and the terms of any financing Liverpool would provide.

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 9	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 71	Filed 04/25/25	Page 10 of 10

44. On September 3, 2024, I understand that Mr. Sprunk received all signatures for the group disbandment letter and signed his written consent for the Board’s waiver of the Washington Anti-Takeover Statute.

45. It was not until September 3, 2024, that Pete, me, and Liverpool, and the other members of the Nordstrom family willing to engage in a potential transaction finalized agreement on the key terms of a loan from Liverpool to finance the transaction. And it was not until the evening of September 3, 2024, that we agreed to all outstanding material terms of our proposal—including agreeing to the offer price—and finalized the proposal letter.

I declare under penalty of perjury that the foregoing is true and correct.

Executed on April 25, 2025 in Seattle, Washington.

/s/ Erik B. Nordstrom
Erik B. Nordstrom

DECL. OF ERIK B. NORDSTROM ISO OPP’N TO PL’s MOT. FOR PRELIM. INJ. (2:25-cv-00568-JHC) - 10	Davis Wright Tremaine LLP Law Offices 920 Fifth Avenue, Suite 3300 Seattle, WA 98104-1610 206.622.3150 main · 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 72	Filed 04/25/25	Page 1 of 7

THE HONORABLE JOHN H. CHUN

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF WASHINGTON

AT SEATTLE

ERIC GILBERT,

Plaintiff,

v.

NORDSTROM, INC.; NAVY ACQUISITION CO., INC.; NORSE HOLDINGS, INC.; ERIK B. NORDSTROM; PETER E. NORDSTROM; JAMES L. DONALD; KIRSTEN A. GREEN; GLENDA G. MCNEAL; AMIE THUENER O’TOOLE; GUY B. PERSAUD; ERIC D. SPRUNK; BRADLEY D. TILDEN; MARK J. TRITTON; ATTICUS N. TYSEN; EL PUERTO DE LIVERPOOL S.A.B. DE C.V.,

Defendants.

No. 2:25-cv-00568-JHC DECLARATION OF GRACIANO F. GUICHARD GONZÁLEZ IN SUPPORT OF EL PUERTO DE LIVERPOOL S.A.B. DE C.V.’S OPPOSITION TO PLAINTIFF’S MOTION FOR PRELIMINARY INJUNCTION

I, Graciano F. Guichard González, declare as follows:

1. I am the Chairman of the Board of Directors, and former Chief Executive Officer, of El Puerto de Liverpool, S.A.B. de C.V (“Liverpool”). I have personal knowledge of the matters stated herein and, if called upon to do so, I could and would competently testify thereto.

2. Liverpool is one of the largest Mexican omnichannel retail groups with a leading presence in department stores and online. Liverpool is publicly traded on the Mexican Stock Exchange under the ticker “LIVEPOL.” Liverpool’s business operations do not focus on investing in other companies, public or private.

DECLARATION OF GRACIANO F. GUICHARD GONZÁLEZ FOR DEFENDANT LIVERPOOL (2:25-cv-00568-JHC) - 1	Davis Wright Tremaine LLP LAW OFFICES 920 Fifth Avenue, Suite 3300 Seattle, Washington 98104-1610 206.622.3150 main – 206.757.7700 fax

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3. In September 2022, Liverpool acquired 9.9% of the outstanding stock of Nordstrom, Inc. (“Nordstrom” or the “Company”). This was Liverpool’s first such investment in a U.S. company. Liverpool was interested in acquiring a stake in Nordstrom as a passive investor because it had accumulated a substantial cash position and considered Nordstrom as a good opportunity to geographically diversify its investments. As I informed Nordstrom at the time, Liverpool intended to be a passive minority investor. Accordingly, Liverpool filed a Schedule 13G with the Securities & Exchange Commission (“SEC”). A true and correct copy of Liverpool’s Schedule 13G, filed with the SEC on September 15, 2022, is attached hereto as Exhibit 1.

4. I was contacted by Morgan Stanley in late 2023 to participate in a process to evaluate our interest in a strategic transaction with Nordstrom. We were willing to learn more about Nordstrom’s process and on December 14, 2023 entered into a non-disclosure agreement with Nordstrom as part of our continued monitoring of our investment, but we reminded Morgan Stanley that Liverpool was a passive investor. I had no interest in Liverpool increasing its investment in Nordstrom at this time.

5. At the invitation of Nordstrom and Morgan Stanley, Liverpool in late January 2024 participated in a management presentation which included Erik and Peter Nordstrom (the “Nordstrom Brothers”). In connection with this meeting, Liverpool did not indicate any interest in participating in a transaction with Nordstrom.

6. I next spoke to Erik Nordstrom at his request in late February and learned that the Nordstrom Brothers were exploring a potential transaction and that Nordstrom had formed a Special Committee in February 2024 to run the process. I subsequently found out that the Special Committee sent process letters to various potential bidders in March 2024. Liverpool did not receive such a letter, which is understandable since Liverpool had indicated that its entry into a non-disclosure agreement was for purposes of continuing to monitor its investment and not to explore a potential transaction.

DECLARATION OF GRACIANO F. GUICHARD GONZÁLEZ FOR DEFENDANT LIVERPOOL (2:25-cv-00568-JHC) - 2	Davis Wright Tremaine LLP LAW OFFICES 920 Fifth Avenue, Suite 3300 Seattle, Washington 98104-1610 206.622.3150 main – 206.757.7700 fax

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7. I next spoke with Erik Nordstrom at his request shortly after a March 19, 2024 article had been published in Reuters reporting that the Nordstrom family was again in discussions to take the Company private. Erik Nordstrom had reached out to me to check in earlier in the week, but our call took several days to schedule. On this call, I reiterated to Erik Nordstrom what I had previously told him, that should the Nordstrom Brothers pursue a going private transaction, I was interested in Liverpool exploring participation in the process and believed that some interest might eventually arise from Liverpool to increase the size of its investment in Nordstrom. We did not discuss any specifics, nor were there any understandings reached. I understood that the Company and the Nordstrom Brothers were considering whether to proceed with a potential transaction and was willing to learn more so that I could confer with Liverpool’s Board and management team should a potential opportunity arise.

8. Erik Nordstrom contacted me on April 18, 2024 to discuss the possibility of participating in a going private transaction with the Nordstrom Brothers and Sponsor E. I understood that discussions were at this point at an early exploratory stage, and that the Nordstrom Brothers would potentially be exploring options with other parties as well. We did not discuss any specifics, nor were there any understandings reached. During our discussion, Erik Nordstrom informed me that the Special Committee had authorized him to speak with Liverpool about a potential transaction. I understood that the Special Committee’s advisors subsequently confirmed this to Liverpool’s advisors on or around May 7, 2024. I further understood that the Nordstrom Brothers were only interested in a consensual transaction with Nordstrom’s Board of Directors and that they had committed to not proceeding without (i) the support of a Special Committee, and (ii) a vote of the unaffiliated minority stockholders, which would not include the Nordstrom family. Liverpool was supportive of such a consensual approach.

9. Over the next several months, I communicated from time to time with the Nordstrom Brothers, and Liverpool’s advisors were also in communication with advisors to the Nordstrom Brothers and the Special Committee. I did not interact directly with the Special Committee, but I understood from the Nordstrom Brothers that they were in regular communication with the Special Committee, and that the Committee was encouraging the submission of an acquisition bid. I further understood that the Nordstrom Brothers were continuing to explore a potential transaction involving Sponsor E and Strategic C, amongst others. I remained interested in exploring the possibility of Liverpool participating in a transaction with the Nordstrom Brothers and other financing sources, but no understandings were reached. This is obvious as no potential transaction between the Nordstrom Brothers, Liverpool and any other parties materialized. Mr. Nordstrom informed me in early August 2024 that all other potential financing sources had dropped out.

DECLARATION OF GRACIANO F. GUICHARD GONZÁLEZ FOR DEFENDANT LIVERPOOL (2:25-cv-00568-JHC) - 3	Davis Wright Tremaine LLP LAW OFFICES 920 Fifth Avenue, Suite 3300 Seattle, Washington 98104-1610 206.622.3150 main – 206.757.7700 fax

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10. My interest in exploring a potential transaction was not binding upon Liverpool. Liverpool is a public company in Mexico, and any such potential transaction would need to be considered in detail by Liverpool management and advisors, and ultimately approved by Liverpool’s Board of Directors. On April 19, 2024, Mr. Enrique Güijosa Hidalgo, Liverpool’s Chief Executive Officer, provided our Board with a brief update on Nordstrom’s process and indicated that management would further update the Board on status at a future meeting. On July 19, 2024, I presented Liverpool’s exploration of a potential strategic transaction with Nordstrom to our Board. At this time, various potential scenarios were under preliminary consideration, including a number of potential alternative financing partners to fund a bid by the Nordstrom family. I understood that there was no understanding between the Nordstrom Brothers and any financing partner, and there was certainly no such understanding regarding Liverpool’s participation in any potential transaction. At this time, Liverpool’s Board resolved to form a committee (the “Investment Committee”) to, among other things, continue exploration of a potential transaction and make the determination of whether to form an acquisition group.

11. In early August 2024, we began to move forward with preliminary discussions about a potential joint bid between the Nordstrom family and Liverpool that did not involve additional equity financing. I understood from Erik Nordstrom that he was in regular contact with Nordstrom’s Special Committee about the status of our preliminary discussions and that the Special Committee was actively encouraging the submission of a joint bid as soon as practicable.

DECLARATION OF GRACIANO F. GUICHARD GONZÁLEZ FOR DEFENDANT LIVERPOOL (2:25-cv-00568-JHC) - 4	Davis Wright Tremaine LLP LAW OFFICES 920 Fifth Avenue, Suite 3300 Seattle, Washington 98104-1610 206.622.3150 main – 206.757.7700 fax

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12. There were a number of important threshold issues under discussion that, unless and until they were resolved satisfactorily to both Liverpool and the Nordstrom family, the parties could not contemplate submission of a joint bid, including (i) governance arrangements for post-closing ownership of Nordstrom, and (ii) financial considerations. There were complicated financial considerations to navigate related to (a) whether an acquisition of Nordstrom would trigger the change-of-control provisions in the Company’s senior notes, and (b) structuring a loan between Liverpool and members of the Nordstrom family. These issues remained under active discussion through the last week of August 2024, and continued thereafter.

13. On August 30, 2024, although many important details remained under discussion, the Liverpool Investment Committee resolved to seek “authorization from Nordstrom’s board of directors to form a ‘group”’ with the Nordstrom family and “subject to approval from Nordstrom’s board of directors . . . to potentially pursue a Going Private Transaction.” A true and correct copy of Liverpool’s Investment Committee Written Resolutions, dated August 30, 2024, is attached hereto as Exhibit 2. We viewed approval by Nordstrom’s Board and Special Committee as a prerequisite and condition to Liverpool deciding whether to proceed with a joint bid. From Liverpool’s perspective, it had no agreement, arrangement or understanding with the Nordstrom Brothers or Nordstrom family at this time and had not committed to submitting a joint bid or pursuing any potential acquisition as a Bid Group. Liverpool would not have continued with discussions or approved submission of a joint bid unless and until such approval was received from the Nordstrom Board and Special Committee.

14. I was not directly involved in the Nordstrom Brothers’ request to the Nordstrom Board and Special Committee to approve formation of the Bid Group. This process was handled by the Nordstrom Brothers and the parties’ various advisors. I understood that such a request was made on August 31, 2024, that the Nordstrom Brothers learned on September 1, 2024 that the Special Committee had approved formation of a Bid Group, and that Nordstrom Board approval was a foregone conclusion once the advisors had addressed various paperwork matters; and that Nordstrom finalized a unanimous written consent to form the Bid Group on September 3, 2024.

DECLARATION OF GRACIANO F. GUICHARD GONZÁLEZ FOR DEFENDANT LIVERPOOL (2:25-cv-00568-JHC) - 5	Davis Wright Tremaine LLP LAW OFFICES 920 Fifth Avenue, Suite 3300 Seattle, Washington 98104-1610 206.622.3150 main – 206.757.7700 fax

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15. During the period of time between the Nordstrom Brothers request to form the Bid Group and formal Board approval on September 3, 2024, discussions between Liverpool and the Nordstrom family continued. It was not until September 3, 2024 that the terms of Liverpool’s loan to the Nordstrom family were agreed to, and it was not until late in the day on September 3, 2024 that the parties agreed on the $23.00 per share offer reflected in the joint bid letter.

16. On September 3, 2024, following the Nordstrom Board’s approval of the formation of the Bid Group, Liverpool’s Investment Committee approved “present[ing] a non-binding letter to Nordstrom’s board of directors proposing a transaction.” A true and correct copy of Liverpool’s Investment Committee Written Resolutions, dated September 3, 2024, is attached hereto as Exhibit 3. The Nordstrom family’s and Liverpool’s joint bid was submitted thereafter.

17. The September 3, 2024 joint bid was explicitly non-binding, and did not represent a binding commitment by any party. Nor did it reflect a binding commitment by Liverpool to vote its shares for or against any competing proposal. It unsurprisingly stated that we were supportive of the transaction we were proposing, rather than an alternative, but also explicitly indicated our openness to engage with another potential buyer for the Company should one emerge. A true and correct copy of the written proposal letter, dated September 3, 2024, is attached here to as Exhibit 4.

18. The September 3, 2024 joint bid was by no means the end of the process. Negotiations continued with the Special Committee for several months, which included several increases to the price and Nordstrom’s ability to pay dividends. Throughout the process, we engaged consensually with the Special Committee and understood that any transaction was conditioned on its approval and the approval of Nordstrom unaffiliated shareholders. It was an extensive arms’-length negotiation that I believe resulted in a fair price for Nordstrom shareholders.

I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and accurate. Executed on April 25, 2025 in Mexico City, Mexico.

DECLARATION OF GRACIANO F. GUICHARD GONZÁLEZ FOR DEFENDANT LIVERPOOL (2:25-cv-00568-JHC) - 6	Davis Wright Tremaine LLP LAW OFFICES 920 Fifth Avenue, Suite 3300 Seattle, Washington 98104-1610 206.622.3150 main – 206.757.7700 fax

Case 2:25-cv-00568-JHC	Document 72	Filed 04/25/25	Page 7 of 7

/s/ Graciano F. Guichard González
Graciano F. Guichard González

DECLARATION OF GRACIANO F. GUICHARD GONZÁLEZ FOR DEFENDANT LIVERPOOL (2:25-cv-00568-JHC) - 7	Davis Wright Tremaine LLP LAW OFFICES 920 Fifth Avenue, Suite 3300 Seattle, Washington 98104-1610 206.622.3150 main – 206.757.7700 fax